Exhibit 99.1

Press Release

Novavax Names John C. Jacobs as New President & Chief Executive Officer

•	Current President & CEO Stanley C. Erck will retire effective January 23 with plans to support the leadership transition in an advisory capacity

•	Novavax is well-positioned to execute on its strategy, with global authorizations for its COVID-19 vaccine and continued clinical pipeline development

GAITHERSBURG, Md., January 9, 2023 – Novavax, Inc. (Nasdaq: NVAX), a biotechnology company dedicated to developing and commercializing next-generation vaccines for serious infectious diseases, today announced that John C. Jacobs will succeed Stanley C. Erck as President and Chief Executive Officer and a member of the Board of Directors. The transition will be effective as of January 23, 2023. Mr. Erck will serve as an advisor to the Company for the next fifteen months to enable a smooth transition.

“As we prepare for Stan’s retirement, the Board reflects on the incredible legacy he leaves behind,” said James F. Young, PhD, Chairman of the Board of Directors. “Stan led Novavax from a clinical development organization to a global commercial vaccines company during a worldwide pandemic. This foundation puts Novavax in a strong position to execute on its long-term strategy, and we look forward to supporting Stan and John through the transition. John is a seasoned industry leader who will bring a fresh perspective and deep industry expertise to Novavax.”

Mr. Jacobs brings more than 25 years of commercial, operations, business and leadership experience across multiple therapeutic areas. He will join Novavax from Harmony Biosciences, where he has served as President and Chief Executive Officer and a member of the Board of Directors since June 2018, and Executive Vice President and Chief Commercial Officer from October 2017 to June 2018. Notably, Mr. Jacobs led the company through a successful IPO and led its first product through FDA review, approval and commercialization. Prior to joining Harmony, Mr. Jacobs held leadership roles at Teva Pharmaceuticals beginning in 2014, including Senior Vice President and General Manager of the Respiratory Business Unit, Senior Vice President of Commercial Operations in North America and General Manager of Teva in Canada. Mr. Jacobs has also held positions of increasing scope and responsibility at major pharmaceutical companies including Cephalon, Wyeth and Pfizer. He received a B.S. in business from State University of New York College at Plattsburgh and an M.B.A. from The State University of New York at Binghamton.

“I am grateful to Stan for the foundation that he has built and am honored to join Novavax in advancing its important global and public health mission,” said Mr. Jacobs. “I look forward to working with the team and helping to build on the accomplishments and business foundation that have been established over the past several years.”

Mr. Jacobs will work in close partnership with Mr. Erck during the transition. Mr. Erck was named President and CEO in April 2011 and was responsible for bringing the company’s COVID-19 vaccine, its first commercial product, to market in over 40 countries around the world and for achieving Emergency Use Listing with the World Health Organization. Under his leadership, Novavax created a manufacturing and supply network to support global distribution of its COVID-19 vaccine and advanced its late-stage pipeline with both stand-alone influenza and COVID-19-influenza combination vaccine candidates. His efforts transformed the company into a truly global organization with a footprint in the Americas, Europe and Asia Pacific regions.

“My experience at Novavax, especially leading the company in the global pandemic response, has been the highlight of my 40-year career as a biotechnology leader,” said Mr. Erck. “I’m grateful for the tireless efforts of our employees, the support of the Board and the continued commitment from our key partners in our quest to protect the health of people everywhere. I look forward to supporting John and the company during the leadership transition.”

About Novavax

Novavax, Inc. (Nasdaq: NVAX) is a biotechnology company that promotes improved health globally through the discovery, development, and commercialization of innovative vaccines to prevent serious infectious diseases. The company’s proprietary recombinant technology platform harnesses the power and speed of genetic engineering to efficiently produce highly immunogenic nanoparticles designed to address urgent global health needs. The Novavax COVID-19 vaccine has received authorization from multiple regulatory authorities globally, including the U.S. Food and Drug Administration, the European Commission, and the World Health Organization. The vaccine is currently under review by multiple regulatory agencies worldwide, including for additional indications and populations such as adolescents and as a booster. In addition to its COVID-19 vaccine, Novavax is also currently evaluating its COVID-19-Influenza Combination (CIC) vaccine candidate, its quadrivalent influenza investigational vaccine candidate, and an Omicron strain-based vaccine (NVX-CoV2515) as well as a bivalent format Omicron-based / original strain-based vaccine. These vaccine candidates incorporate Novavax’ proprietary saponin-based Matrix-M adjuvant to enhance the immune response and stimulate high levels of neutralizing antibodies.

Forward-Looking Statements

Statements herein relating to the future of Novavax and its leadership transition, Novavax’ mission and ability to execute on its strategy, and the ongoing development of Novavax’ COVID-19 vaccine and other vaccine candidates are forward-looking statements. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, whether Novavax’ leadership transition will be successful; challenges satisfying, alone or together with partners, various safety, efficacy, and product characterization requirements, including those related to process qualification and assay validation, necessary to satisfy applicable regulatory authorities; unanticipated challenges or delays in conducting clinical trials; difficulty obtaining scarce raw materials and supplies; resource constraints, including human capital and manufacturing capacity, on the ability of Novavax to pursue planned regulatory pathways; challenges meeting contractual requirements under agreements with multiple commercial, governmental, and other entities; the emergence of variants of the SARS-CoV-2 virus that may negatively impact market acceptance or anticipated sales of NVX-CoV-2373; and those other risk factors identified in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of Novavax' Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission (“SEC”). We caution investors not to place considerable reliance on forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov and www.novavax.com, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Contacts:

Investors

Erika Schultz | 240-268-2022

ir@novavax.com

Media

Ali Chartan | 240-720-7804

media@novavax.com